Regency Centers LP
Ratio of Earnings to Fixed Charges


                                                                    09/30/2001


Net income before provision for loss                                  101,108
Add minority interest of limited partnerships                             457
Subtract Equity in income of unconsolidated partnerships               (2,126)
Plus fixed charges                                                     97,696
Plus distributions from equity JV's                                    15,097
Subtract Loss (gain) on sale of operating properties                     (961)
Subtract preferred unit distribution                                  (25,106)
Subtract capitalized interest                                         (15,745)
                                                                    ----------
Earnings                                                              170,420
                                                                    ----------

Preferred stock/unit dividend                                          25,106
Interest expense (including amount of loan costs and debt premium)     56,845
Capitalized interest                                                   15,745
                                                                    ----------
  Total fixed charges                                                  97,696
                                                                    ----------

              Ratio                                                     1.7